EXHIBIT 99.2

Conference Call Transcript CSAR - Q3 2005 Caraustar Earnings Conference Call Event Date/Time: Oct. 28. 2005 / 9:00AM ET

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE
TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY
CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN
PARENTHESIS.

CORPORATE PARTICIPANTS

Mike Keough

Caraustar Industries, Inc. - President and CEO

Ron Domanico

Caraustar Industries, Inc. - SVP and CFO

Bill Nix

Caraustar Industries, Inc. - VP, Treasurer, and Comptroller

CONFERENCE CALL PARTICIPANTS

Joe Stivaletti

Goldman Sachs - Analyst

Bruce Klein

Analyst

Bill Hoffman

UBS Warburg - Analyst

Rich Schneider

UBS - Analyst

Ashwin Krishman

Morgan Stanley Dean Witter - Analyst

David Frey

Standfield Capital - Analyst

Mark Wilde

Deutsche Bank - Analyst

Jeff Harlib

Lehman Brothers - Analyst

Brandon Hole

Deutsche Bank - Analyst

PRESENTATION

Operator

Good day ladies and gentleman and welcome to today’s conference call. Currently all sites are on in a listen only mode, later there will be an opportunity to ask questions during our Q&A sessions. Right now I’d like to turn the program to your speaker, Mr. Bill Nix. Go ahead, sir.

Bill Nix - Caraustar Industries, Inc. - VP, Treasurer, and Comptroller

Thank you Cameron and good morning. I’m Bill Nix, VP and Treasurer and Comptroller. Welcome to the Caraustar 3rd quarter 2005 conference call. On the call today are Mike Keough, President and CEO and Ron Domanico, SVP and CFO. Before we begin the call, I’d like to provide to you our forward-looking disclaimer statement.

The Company’s presentation today contains certain forward-looking statements including statements regarding the expected affect of certain events on the Company’s future operating results. These statements involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such forward-looking statements. For a discussion of factors that can cause actual results to vary from those expressed or implied in the forward-looking statements, you should refer to the text of the Company’s press release issued today regarding these matters and to the Company’s filings with the Securities and Exchange Commission. At this time I’ll turn the call over to Mike Keough.

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESIS.

Mike Keough - Caraustar Industries, Inc. - President and CEO

Thank you Bill and welcome all to our call. I’ll initially comment on our 3rd quarter earnings and discuss the key factors that drive our business, volume and demand, pricing, fiber and energy. I’ll also touch on a joint venture performance and then hand it to Ron and Bill for further comments.

EPS as reported was break even on a diluted share basis and with two unusual items that we’ll cover on the call. We see the quarter as $0.01* a share on a look-through basis. Sales for the quarter were $268 million, down 2.2% over the same period a year ago. Year to date sales are up 1% but with more gypsum facing paper being run at our unconsolidated PBL joint venture mill, this number is somewhat muted.

On the volume front, we look at volume through the following segments: recycled, folding, tube, can and drum, gypsum facing paper, especially paperboard products. You can see these – you can see those segments in our unaudited supplemental data sheet, which is part of the press release.

We point out in the press release that mill volume, excluding joint ventures, is down 12,400 tons Q3 to Q3. To balance the equation, we need to point out that we continue to move business to PBL, which was up 9,400 tons during the same period or 22%. Although hard to quantify our efforts to raise prices during the late spring and early summer had an impact on our volume levels during the quarter. If you remember back, we led a $35 ton increase on both coated and uncoated and ultimately it just didn’t lack the support we probably went longer with it than we should have and I think we lost business because of it.

With that said overall demand for our products during the quarter are off compared to the same period a year ago. Keep in mind that Q3 2004 was an outstanding buying quarter for us. From a mill operating rate standpoint, we look at the 3rd quarter and, I believe, that Caraustar ran right at 92.6% of capacity. We have a preliminary read of the industry and we see the industry at 93.5%. Traditionally we outperform the industry. This is one of the few quarters we haven’t in a long time. I think the good news when we get to it later is having a good industry operating rate especially when you’re trying to recover prices and we’ll talk about that a little bit later.

Now the segment numbers tell you that we had a difficult 3rd quarter compared to the same quarter a year. Overall our shipments were off 2.3%, largely led by the softness of recycled folding and also the tube, can, and drum segments. Sequentially our volumes were pretty flat and year to day we are up 1.3%. Clearly the upside segment was just gypsum paper which was up 13.4% for the quarter. And we see this product line with very long legs. We’re bullish because of overall gypsum wallboard demand, the uniqueness of our gypsum facing paper products and offerings and also we have a number of strategic projects that we’re working on that we believe will only fuel our growth in this area. Hurricanes like Katrina, Rita and Wilma only add to the demand for gypsum wallboard and gypsum facing paper.

I’d like to talk a little bit about price. In the unaudited supplemental data supplied with the press release it shows our mill average net selling price up $8 a ton Q3 – versus Q3 and up $2.60 per ton sequentially. Caraustar has announced price increases in most product lines based on rising energy and transportation costs. We announced a $35 a ton increase for coated CRV effective 10/17 and a $25 a ton surcharge for URB products effective 10/3. We also have price recovery efforts in place with tube and core and folding which are freight and energy based. Independently other companies have announced their own plans and we’re in the middle of a recovery period. Although it’s too early to handicap we feel good about our price recovery activities.

A few comments on energy and fiber, Ron will go into greater detail on energy but we’re facing, along with many others, a challenging winter. On a mill operating basis, we have energy flexibility and we swing to lower costs fuel whenever possible. And our sizeable position with coal and our mill group has dampened increases but our Q3 to Q3 mill energy cost is still up just close to $17 bucks — $16.90 per ton. Sequentially that number is also up $9 a ton. And again Ron will talk more about energy.

On the fiber front our overall fiber costs are flat Q3 to Q3, but did move up $4 a ton sequentially. If you look at the market what we have is a flat, but historically high, fiber cost market. China still has a very big appetite for roughly 6.5 million tons a year of secondary fiber from the U.S. But their consistent and better buying patterns have prevented the spike we saw in the mid-2002 period. From my prospective, I see fiber as a favorable impact through the balance of the year. I see some opportunities to us in the industry.

*	See note regarding non-GAAP Financial measures and the accompanying reconciliation table following this transcript

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESIS.

Our JVs continue to perform very well when you take a look a data it jumps right out at you. Standard gypsum is running 24/7, demand is great and as I mentioned earlier storms like Katrina, Rita and Wilma have added to strong demand. Pricing power has been strong but they too are faced with high natural gas costs and their last increase is really an attempt to stay up with energy and fuel charges. We see continued strength in the segment through the balance of the year and deep into next year.

PBL is also running full and running more and more gypsum facing paper. During Q3 gypsum was roughly 75% of the mix. I pointed this out before and I’ll point it out again. If you look back in ‘02 it was only 19% of PBL, 40% in ‘03 and 57% in ‘04, so the spike at 75% tells you that our approach and the offerings we have are really paying out. Specific to PBL keep in mind there is a announced medium increase and we’re going to raise our medium pricing at $30 a ton on November 1st and we produced roughly 6,000 tons of medium a month.

I would now like to hand it to Ron for further comments and color.

Ron Domanico - Caraustar Industries, Inc. - SVP and CFO

Thanks Mike, good day everybody. Now in the 3rd quarter 2005 Caraustar reported net income of $45,000 or $0.00 per share.

In the quarter we recorded a $600,000 benefit from restructuring that included a $1 million gain on the sale of the closed Chesapeake mill offset by charges for the Palmer carton and Mobile tube and core closures. Other non-recurring items included $600,000 in charges for certain retirement benefits and $500 thousand in accelerated depreciation for announced facility closures. The underlying performance therefore was an EPS of $0.01* per share. This compares to underlying performance EPS of $0.15* in the 3rd quarter last year. Versus the 3rd quarter 2004, earnings per share were favorably impact by $0.04 in higher pricing, $0.02 in approved profitability and tube and core converting, and $0.04 in improved earnings from the joint ventures. EPS was negatively impacted by $0.09 from lower volume in our 100% owned paper mills, another $0.10 in higher fuel and energy rates, $0.04 from higher freight, and $0.02 in higher pension expense and other employee costs.

SG&A in the 3rd quarter 2005 was $33.6 million, or 12.5% of sales. That’s $250 thousand below last year and $1.9 million better then the 2nd quarter 2005. We’re continuing to attack our fixed cost structures in an environment of double digit healthcare inflation, transitional pension expenses as we froze our defined benefits plan at the end of 2004 and moved to a prime contribution plan, and increased infrastructure requirements to comply with current government legislation. While we’re feeling better about our progress with SG&A, we’re not satisfied. In the world of paperboard we recognize that we are disadvantage by scale, but we are focused on the industry main of SG&A at 10% of sales.

As you just heard, Caraustar’s made progress in pricing and fixed cost but our biggest challenge in the 3rd quarter was energy and there appears to be no relief in site. First a little perspective, in 2004 Caraustar used 8.1 trillion BTUs in boiler fuel for our paper machines, this included 2.2 trillion BTUs from natural gas, 3 trillion from fuel oil and 2.9 trillion BTUs from coal. For the balance of 2005, we are planning to use 44% oil, 31% coal, 21% natural gas and 4% electricity. In the 4th quarter, we expect to use 1.85 trillion BTUs of boiler fuel and 2.85 trillion BTUs in total energy. Boiler fuel represents 65% of Caraustar’s energy consumption. The other 35% is electricity to drive our equipment and fuel to heat our facilities. In the 3rd quarter 2005 through a combination of minor capital investment and management focus, we used 5.5% less boiler energy to produce a ton of boxboards then we did in 3rd quarter last year. However, our weighted average cost per BTU went up by 42.5% and drove the $4.5 million increase in fuel and energy costs. The energy markets are very volatile so based on last nights NYMEX for the December contract for natural gas at $13.68 per MMBTU. Energy could cost Caraustar an additional $3.9 million in the 4th quarter over what it cost us in the 3rd quarter.

On the hedging front, historically Caraustar had purchased winter strips as an economic hedge for approximately half of our requirements. This year we purchased only a limited amount of strips in the spring for the 3rd quarter, but we were unwilling to buy any winter strips since by historical standards the rates were so high. Hind site of course is 20-20. We can take some comfort that Caraustar has a natural energy hedge for 35% of our steam is generated by coal and coal is still below $3.00 per MMBTU. The remaining 65% can use fuel oil, natural gas or electricity and all of our non-coal mills can alternate between two of those fuel sources.

Freight is a similar situation. Higher fuel costs combined with government imposed restriction on driver hours increased our freight cost by $2 million pre-tax in the 3rd quarter 2005 versus the 3rd quarter 2004. Since June freight fuel surcharges have doubled $0.33 per mile. Our procurement initiative prevented this cost from being higher and should generate additional benefits going forward. Freight has a large impact on our raw material fiber costs and our paperboard segment. While publications have been indicating lower fiber prices recently, those prices

*	See note regarding non-GAAP Financial measures and the accompanying reconciliation table following this transcript.

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESIS.

exclude delivery. And on a delivered basis Caraustar’s fiber costs in the 3rd quarter 2005 averaged $110 a ton up $3.80 per ton from the 2nd quarter 2005 and flat versus the 3rd quarter last year. Our outlook for fiber in the 4th quarter is flat, as declining publication prices should be offset by higher freight costs.

On other raw materials, petroleum based raw materials including coatings, chemicals and resins are up more than 35% year over year and with the current outlook for energy we will require additional price increases to offset these higher costs.

I will now turn it over to Bill to review cash flow, liquidity and working capital.

Bill Nix - Caraustar Industries, Inc. - VP, Treasurer, and Comptroller

Thanks. We’ve again included an EBITDA line in the supplemental data sheet, which will provide you with the base number for the past eight quarters as Caraustar calculates it for purposes of our senior revolving credit facility. And we will also provide you with a detailed calculation when we file the 8K for today’s conference call.

For the 3rd quarter of 2005, EBITDA was $20.5 million *, which was in line with expectations. EBITDA consisted of pre-tax quarterly income of 0.2 million plus interest expense of 10.5 million plus depreciation and amortization of 7.4 million less the income from unconsolidated affiliates which represents the accrual base income on our JVs of 9.6 million and plus the JV cash dividend of 12.5 million and lastly it includes a reduction for the non cash benefit related to the restructuring line of .5 million, totals again 20.5 million. This compares to 17.8 million for the same period a year ago and 24.7 million for the 2nd quarter of 2005. Primary driver of the difference versus the prior year was a $6 million increase in distributions from our JVs partially offset by Caraustar based business.

The sequential quarter decrease is primarily due to Caraustar base business operating results as our operating performance declined from Q2 to Q3 of 2005 with pre-tax income down almost $3.5 million on a sequential basis. The cash remitted from the two JVs was $12 million with standard [katreeding] $7.5 and PBL $5 million. The JVs continue to provide strong results due to the continued outstanding housing market combined with the building products demand generated by the hurricanes that hit the Gulf region.

Turning to cash and available liquidity, we ended the quarter with $90.7 million of cash on the balance sheet after a $13.2 million pension contribution on September the 15th. During the 4th quarter we will fund $21.1 million in interest payments, $8 million in capital expenditures and we repurchased $5.0 million of our 97 H senior subordinated notes in October. We continue to opportunistically pursue open market repurchases of our sub notes. We have $36.7 million of availability under our $75 million revolver after letters of credit that reduced availability and there are no job borrowings on the line.

Controllable working capital which we defined as inventory plus accounts receivable less accounts payable was flat on a year over year basis as well when compared to the 2nd quarter 2005. Sequentially and year over year base payable outstanding was up one day at 36 days. Days inventory outstanding down two days at 34 days and day sales outstanding was up two days at 41 days. We remain committed to reducing working capital and expect to achieve reductions through restructuring efforts and continued management of our supply chain.

Mike has some closing comments.

Mike Keough - Caraustar Industries, Inc. - President and CEO

Thank you Bill. We believe that we’ve made significant progress in a number of areas in the Company especially with the challenging market backdrop. With that said, we’re not fully satisfied with our progress and like to share some thoughts.

We’re in the middle of a comprehensive, strategic plan process. We’re evaluating the entire company. Clearly we want to invest and grow in things that we do well and we plan to take corrective action in challenging segments of our Company. I would tell you that nothing is sacred although we have not finalized our plans; one thing I can share is our 2006 cross take out/profit improvement plan. We’re targeting right at $20 million in financial improvement through a combination of SG&A reductions, fewer locations in the Caraustar portfolio and a comprehensive cost take outs based on operating efficiencies. And we’ll be finalizing our plans as the New Year approaches but it’s something we did want to share with you on this call.

*	See note regarding non-GAAP Financial measures and the accompanying reconciliation table following this transcript.

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESIS.

At this point Cameron, the Caraustar King would like to open the call to questions.

QUESTION AND ANSWER

Operator

[OPERATOR’S INSTRUCTIONS] First we will go to the site of Joe Stivaletti. Go ahead please.

Joe Stivaletti - Goldman Sachs - Analyst

I was just wondering you talked about some of the different cost components in terms of inflation in the 3rd quarter –or 4th quarter versus the 3rd. I just wondered if you could give us your best estimate of what would be good to be using for total cost inflation Q3 to Q4 and what you roughly are thinking in terms of how much of that you’ll be able pass through, I know you’re only a third of the way through the quarter, but maybe just some indication of how that’s going?

Ron Domanico - Caraustar Industries, Inc. - SVP and CFO

Joe maybe I can start on the energy side. Based on last nights NYMEX close, if that rate for the December contract were rates we actually pay for the last five, six weeks of the 4th quarter, we would see energy rates increasing by 23.6% in Q4 over Q3. I think we’re seeing fuel prices stabilize to start declining so hopefully we will see no further increases in our freights fuel surcharges. Regarding fiber, I mentioned in my comments earlier, that we thought it would be flat on a net basis and we really haven’t quantified anything else. Our labor is fixed through contracts and on manual basis, that’s pretty stable. But other then that, those are the main drivers of our cost structure.

Mike Keough - Caraustar Industries, Inc. - President and CEO

The back end of your question Joe, on the price side, I would tell you that when you take a look at the folks in the coated business, everybody is out with either an increase or a surcharge of substance, that’s also the case on the uncoated side, surcharges or increases. Early on we feel pretty good about recovery. What happens when you get deeper into the 4th quarter business tends to slow down the back half of November, clearly drops off in the month of December. And sometimes when you’re buying short it’s easy to lose your backbone. I’m not sure if I’m willing to put a number out there, just I would tell you we feel good about our efforts and we see a pretty good recovery opportunity for the Company.

Joe Stivaletti - Goldman Sachs - Analyst

And the other question I had was just if you—I know the markets have changed a fair amount, but you obviously have a refinancing program that you had announced quite a while ago and I wondered if there was any updates array on that?

Ron Domanico - Caraustar Industries, Inc. - SVP and CFO

Hey Joe, it’s Ron. We did file the Universal Shelf Registration with the FCC on January 14th and we put that in place as an instrument to help us achieve one of our primary objectives to de-lever the Company and get our balance sheet closer to a 50-50 targeted debt to equity. The markets have moved against us since the time that that was filed and the Company continues to look at alternative means to de-lever but that is one of our highest priorities.

Operator

Thank you. Next we will go to the site of Bruce Klein. Go ahead please.

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESIS.

Bruce Klein Analyst

Just, I guess on energy, Ron, I think you gave us, I thought, a break down of percent of gas, oil, coal, electricity for ‘04. Did I—was that the numbers you were giving, the 21% gas, was that ‘04 data?

Ron Domanico - Caraustar Industries, Inc. - SVP and CFO

That’s our outlook for the balance of the year, Bruce.

Bruce Klein Analyst

Okay. Are those good numbers going forward or it sounds like there’s some plus or minus of those good numbers or is there a material change for ‘06?

Ron Domanico - Caraustar Industries, Inc. - SVP and CFO

Well, we continue to monitor the fuel prices on a daily basis and have the capacity to switch between fuel sources on our non-coal mills and so it’s kind of hard to say right what ‘06 will like between natural gas and fuel oil. It depends on the cost at the boiler point for each of those fuels to determine the actual mix. But our outlook right now are the percentages that I mentioned in my [statement].

Bruce Klein Analyst

So the sensitivity wouldn’t change MCF, would it be $2.2 million, is that close? I think you said 2.2 for gas.

Ron Domanico - Caraustar Industries, Inc. - SVP and CFO

Yes that’s correct. Yes.

Bruce Klein Analyst

Okay. And energy as a percent of cost to coal, I don’t know if you know that number off the top of you head roughly.

Ron Domanico - Caraustar Industries, Inc. - SVP and CFO

Well the energy number that —.

Bruce Klein Analyst

You know what, I’m sorry Ron; you gave us that in the per ton so we can figure that out unless you want to add something. And then, just price hikes. It sounded like—I wondered if all the majors were sort of on board with the similar magnitudes plus or minus via the hikes? And then I think—I think Mike you hinted about you might need more to fully recover and I’m wondering what the timing might be of that or whether you thought you need to lead that or someone else might lead that?

Mike Keough - Caraustar Industries, Inc. - President and CEO

Well when it comes to price increases, Caraustar independently thinks about these things and decides to go or not to go. I think when you look at the folks that are in the segments these are announced price increases. I would tell you that on the coated side, the number ranges announced—say $25 to $35 a ton and on the uncoated side, you have a range that’s basically bracketed somewhere in the 20 to 30 range. So they’re out there. I

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESIS.

would tell you that there’s good activity that we see, early on activity. And it’s going to take a little more time to figure out how they’re going to sort out. We did, on the tube and core side, go back for another increase. It’s interesting that you mentioned that because we didn’t feel we had the traction we had hoped to on the energy – fuel surcharge side so we went back after another one. And Caraustar would entertain our cost structural needs and what’s possible to be picked up and to think about the next one.

Bruce Klein Analyst

And then I’m moving around here, but Ron, I think, did I hear, it sounded like energy in 4Q versus 3Q as 3.9, did I get that right?

Ron Domanico - Caraustar Industries, Inc. - SVP and CFO

Based on last nights NYMEX close, that’s correct, Bruce.

Bruce Klein Analyst

And then lastly, I don’t know, Bill the joint venture – J – EBITDA – I think – you gave us past the dividends but I was curious if you had EBITDA break up for each of those in 3Q?

Bill Nix - Caraustar Industries, Inc. - VP, Treasurer, and Comptroller

Yes. Our 50% of standards EBITDA is $8.9 million * for the quarter.

Bruce Klein Analyst

Okay.

Bill Nix - Caraustar Industries, Inc. - VP, Treasurer, and Comptroller

For premier $3.6 million * for the quarter.

Bruce Klein Analyst

Okay. I’ll pass it along. Thanks guys.

Operator

Thank you. Next we’ll go to the site of Bill Hoffman from UBS. Go ahead please.

Bill Hoffman - UBS Warburg - Analyst

Mike, I wonder if you could talk a little bit about you’re mill system/box system and sort of how looking at the business going forward. Because clearly the core business here continues to struggle and even if you get price increases the core assets are not generating a lot of cash. We’ve looked for a long time at the JVs and rolling those in potentially as being sort of an upside recovery to credit but I’m curious still about the core business here and what, if anything, you guys think needs to be done or – and/or the industry can do going into ‘06 to start to get the returns back up on that segment?

*	See note regarding non-GAAP Financial measures and the accompanying reconciliation table following this transcript.

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESIS.

Mike Keough - Caraustar Industries, Inc. - President and CEO

Sure. Well, again, we can only speak for Caraustar, but, if you take a look at the quarter clearly our own operations, you had a couple of things moving around. Just take a look at the mill side and I’ll touch on the other segments.

Number one we did—when you compare this quarter compared to a year ago, 3rd quarter a year ago was very strong number one.

Number two we’ve seen a little bit of wind in our face just based on overall demand and hard to quantify our efforts where we put out two increases, coated and uncoated, late spring, early summer hurt us. Although I can’t say that we lost sizeable accounts, we lost sizeable orders and it clearly dented our business. I think the way looked at it over time, we see Caraustar running but we want to run as full as we can in fewer locations and when you look at it from a cost standpoint then energy costs per ton or just SG&A on a go forward basis we’ll continue to go down the road we have and that is when appropriate take a location down and put business on the lower cost mills. So that’s our thinking there.

Our backlogs going into the 4th quarter are good but not great. I would tell you that the 4th quarter tends to drop off sizably especially the back end of December but our backlogs and our shipments going through the first month we feel pretty good about it. We do see some bounce back on the tube and core side and our business is pretty strong on the folding end of the business. It’s a segment that has been improving and we got good backlogs throughout the system.

Bill Hoffman - UBS Warburg - Analyst

You have converting assets right now where you could close it and improve your EBITDA generation?

Mike Keough - Caraustar Industries, Inc.- President and CEO

We look at that from time to time. The closure of the tube and core location in Mobile, Alabama was a location we were looking at as a potential close that moved up quicker based on the storm. And I don’t really want to go into specifics about that but we’ve done that so obviously we look at that and we’ll continue to look at that.

Bill Hoffman - UBS Warburg- Analyst

Thank you and then, Ron, I just wondered if you could talk a little about inventory management in the 4th quarter, given the normal seasonal drop off, I would assume that you’re trying to manage cash here, will that—or do you guys take incremental mill related down time as you get into towards the end of the year here?

Ron Domanico - Caraustar Industries, Inc.- SVP and CFO

Yes Bill we haven’t changed our philosophy. We do focus on cash. We will not run the mill to build inventory, in fact, we – if you track our inventory over the quarters you’d see we continue to make progress in reducing that on a day supply basis and we will continue to focus on that. So we will not run the mills to build inventory in Q4.

Bill Hoffman - UBS Warburg- Analyst

Thanks very much.

Operator

Thank you. Next we will go to site of Rich Schneider from UBS. Go ahead please.

Rich Schneider - UBS- Analyst

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESIS.

Just not to belabor this but I wanted to make sure I had it right. In terms of the energy [delta] to the 4th quarter, is it $3.90 a ton or $3.9 million?

Mike Keough - Caraustar Industries, Inc. - President and CEO

$3.9 million Rich.

Rich Schneider - UBS - Analyst

Okay. How do you derive that if every dollar is worth about 2.2 and we’re up about $5.00, it would come out if you just did that straight math, something in the $2 million range?

Mike Keough - Caraustar Industries, Inc. - President and CEO

I can take you through each of the fuels, and that’s what we’ve done. You can imagine with the focus that we’ve had, the industries had on energy, this past quarter. We’ve look at each of our facilities, we’ve look at their actually BTU consumption, we’ve looked at the fuel mix, we’ve taken current prices, we’re typically in some fuel sources out several months – coal for example, it’s inching up but it’s still below $3.00. But we’ve done a detailed calculation to show total boiler fuel estimates for Q4 on a fuel source by fuel source basis and we put in last night’s NYMEX close of, I think it was like $13.64, something like that. And we’ve got estimates for fuel oil. We’ve got one opportunity in South Carolina to use electricity believe it or not, at night at reduced rates, which is in these days much cheaper then either natural gas or fuel oil. So it’s based on a detailed analysis.

Rich Schneider - UBS - Analyst

Okay. When—Ron, in your remarks in the release, when you said that you seen improved pricing environment, the—starting late in the 3rd quarter but questioning whether that’s going to be enough offset energy and trade increases. Are you looking at that prospectively like the 4th quarter or to recover increases – also recover increases then in those areas that you’ve already incurred?

Ron Domanico - Caraustar Industries, Inc. - SVP and CFO

Rich, I’ve learned in this industry price increases are more of an art then a science and what you announce and what you get and the time you get them are very different things and so I really can’t answer that with any high level of confidence. We’ve worked like crazy this quarter to break even again and based on our cost increases we feel pretty good about that accomplishment. We’re going to work just as hard in Q4 to offset these other increases. Maybe part of the fuel calculation, Rich, is we use more BTUs in the 4th quarter to heat our facilities –

Rich Schneider - UBS- Analyst

Okay.

Ron Domanico - Caraustar Industries, Inc. - SVP and CFO

— in the winter months. So it’s not just the rate increase it’s also a usage increase. I mean for example BTU usage is probably up, I would say, maybe 100 billion BTUs in Q4 versus Q3 just to heat facilities.

Rich Schneider - UBS - Analyst

Okay. Looking at the review you’re doing of all your businesses right now—the $20 million cost take out, what – over what time period do you expect to achieve that?

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Ron Domanico - Caraustar Industries, Inc. - SVP and CFO

We debated whether to put this out or not because we knew we would get tough questions. But it’s over a one-year period. It’s a number that we will bank if you will by the end of ‘06.

Rich Schneider - UBS - Analyst

Okay. And just another question on that, when do you think you’ll – you said you’d probably have something around the beginning of the new year, will this sort of be announced on next quarter’s conference call or with the release of earnings or do you think you may be do something separate with that?

Ron Domanico - Caraustar Industries, Inc. - SVP and CFO

Yes, our view is to put this in place, we’ve had a number of meetings – this strategic planning process, we’ve been in the middle for a while and the specifics of the costs take out and some of these initiatives we have with potentially [inaudible]. We’re going to have this clearly put to bed prior to the end of the year. So it’s something we can talk about in more detail before we announce bur we will talk about it before this year is out.

Rich Schneider - UBS - Analyst

Okay. Just a couple of quick things, looking at the results going from 2nd to 3rd quarter, you had Sweetwater recovery, I guess I was a little disappointed that volume was still down something like 11 or 12,000 tons despite the pick up – I guess out of Sweetwater after the problems in the same quarter. Do you attribute that largely to this issue where you will try to lead a price into less volume?

Ron Domanico - Caraustar Industries, Inc. - SVP and CFO

I wouldn’t say – I would say on the Sweetwater front that had nothing to do with leading price and although – when I look at where we were the last month of September, I would say that Sweetwater’s within striking distance of daily ton operating efficiency. Maybe their 4% short and that’s kind of back of the envelope but we’re getting real close to where we need to be. I think what we said was it was going to take us into the 4th quarter to get there. I think we’re getting there a little bit quicker and there’s still some upgrades we’re going to do on the machines to ultimately have what we paid for and what we invested in. But Sweetwater’s coming back.

Rich Schneider - UBS - Analyst

I guess I didn’t phrase it right. The volume that you picked up out of Sweetwater would have theoretically had 3rd quarter volume better then second, but it wasn’t. And was that primarily the reason being that you lost volume with the attempt to raise pricing?

Ron Domanico - Caraustar Industries, Inc. - SVP and CFO

I don’t want to weight it strictly at leading a price increase, not having any support going too long and losing business. A piece of it was there. I think a piece of it too was a year ago we had a booming 2nd and 3rd quarter and I think it’s a combination of economy, I think it’s a combination of the attempt to drive – ram through a price increase that didn’t have legs. But I think it’s a combination of both Rich.

Rich Schneider - UBS - Analyst

Okay. And then lastly on your equity earnings came in at $9.6 million, they were flat with 2nd quarter on; I think gypsum wallboard prices had another move up in the 3rd quarter. Why weren’t your numbers improved over the 2nd quarter in your equity earnings?

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Ron Domanico - Caraustar Industries, Inc. - SVP and CFO

Yes, energy a big part of it. If you take a look and I think I touched on it.

Bill Add the same—This is Bill. Add the same cost issues that we do, energy and freight.

Rich Schneider - UBS - Analyst

Okay. And the big natural gas component I guess in gypsum wallboard.

Ron Domanico - Caraustar Industries, Inc. - SVP and CFO

Yes. Correct.

Rich Schneider - UBS - Analyst

Okay. All right. Thank you.

Operator

Thank you. Next we will go to the site of Ashwin Krishman from Morgan Stanley. Go ahead please.

Ashwin Krishman - Morgan Stanley Dean Witter - Analyst

I got a couple of questions. I wondered if you could give perspective on the outlook of the gypsum wallboard and casing paper business for ‘06? And what you thought of it going forward.

Ron Domanico - Caraustar Industries, Inc. - SVP and CFO

Sure. If you take a look at still very low interest rates, a lot of demand for housing, good back drop the first time, homebuyers, the demographics. The demand is very, very good for wallboard and obviously gypsum facing paper falls into that category. We sensed maybe mid-year there could be somewhat of a softening in the back half of ‘05 and early in ‘06, that is clearly not the case and we’ve touched on it earlier but the storms that hit the Gulf will only drive the demand. That industry is basically sold out and we happen to be in good position of being a top producer of quality, high performance light weight gypsum facing paper so when we look at our venture and we talk to our good partner I think they see a very good ‘06 and from a facing paper standpoint we not only sell them, Temple, but we sell virtually everybody in the industry so we have a sense of what they’re doing. And we see the balance for the year in ‘06 just being pretty comparable to what we’ve seen in ‘05.

Ashwin Krishman - Morgan Stanley Dean Witter - Analyst

Okay. And in terms of the cash distribution summary JVs in the 4th quarter, what order of magnitude should we be thinking similar to 3Q or will it be a much higher or lower number?

Mike Keough - Caraustar Industries, Inc. - President and CEO

In the 4th quarter Ashwin?

Ashwin Krishman - Morgan Stanley Dean Witter - Analyst

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Yes.

Mike Keough - Caraustar Industries, Inc. - President and CEO

I would think that it would be fairly consistent. 80% of their accrual based income.

Ashwin Krishman - Morgan Stanley Dean Witter - Analyst

Okay. And lastly, the revolver comes up for renewal July of next year I guess are you involved in expanding the size of it and getting a new one in place right now or—?

Ron Domanico - Caraustar Industries, Inc. - SVP and CFO

Yes we are. We’ve have commenced those discussions with our lead agent Beck.

Ashwin Krishman - Morgan Stanley Dean Witter - Analyst

And will the size be similar or larger, any indications?

Ron Domanico - Caraustar Industries, Inc. - SVP and CFO

It will not be smaller, it could possibly be larger.

Ashwin Krishman - Morgan Stanley Dean Witter - Analyst

Okay. Thank you.

Operator

Next we will go to the site of Mark Wilde from Deutsche Bank. Go ahead please.

Mark Wilde - Deutsche Bank - Analyst

I wondered can we just first just bore down a little bit into the drop in volume in both tube and core and folding cartons because it struck me as a pretty big decline in both of those businesses and I’d like to just get behind that a little bit.

Ron Domanico - Caraustar Industries, Inc. - SVP and CFO

Sure. Keep in mind when we show those numbers, those numbers are a combination of our own segments inside the integrated piece and also what we sell on the outside. And that’s when you look at the unaudited sheets. So it’s a combination, just not us; it’s who we sell on the outside. We did see inside the company some of a slowdown in certain segments that were in tube and core in the 3rd quarter. We were softer then we would have liked to have been on the textile side. I mean, that’s kind of the story you’ve heard before. But the film core business took a sizeable drop down. Probably had something to do with high energy and the impact on folks that are making products that are resin based so I think that’s part of the story there. On the coated end of the business, folding end of the business, one part of the story too is we did lose—we took some stances on the price side that played a role into it. And from a classification standpoint we’ve made a decision, we used to sell trim into the open market on the CRV side although not a huge number it’s material, we’ve stopped doing that. And we’re eating those rolls and because of that, that’s a piece of it. And I think just general overall demand.

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Mark Wilde - Deutsche Bank - Analyst

Okay. All right. Another question, I was – I’m a little puzzled when I look at these – the unaudited data. The drop in average paperboard costs for the tube and core business quarter to quarter. You’re trying to raise open market prices for paperboard but your converting businesses are actually seeing costs drop?

Ron Domanico - Caraustar Industries, Inc. - SVP and CFO

Well what happens this was the trailing piece. Ron talked about price increases; a little bit of science a little bit of art.

Mark Wilde - Deutsche Bank - Analyst

Okay.

Ron Domanico - Caraustar Industries, Inc. - SVP and CFO

And one of the challenges you face inside a system, and we might have had this conversation, you’ve heard it with other folks. If you transfer to your operators and if you keep on slamming it through you can get to a point where your own system is paying too much for paper. It might sound strange but we also sell to the open market and we took a look at our internal transfer price to our ICPG group and we felt it was too high. And I think if it is too high, I think you pass on business opportunities and so we recalibrated a while back and made an adjustment there.

Mark Wilde - Deutsche Bank - Analyst

Okay. All right. Can we turn to energy for just a couple of questions? I’m curious looking beyond the 4th quarter. It sounded like you were maybe a less hedged going into this winter than normal, so if we look beyond that $3.9 million increase that you’re estimating for the 4th quarter. Can you help us think about sort of hedges rolling off or hedges not being there, what that might mean as we look into the first couple of quarters of next year?

Mike Keough - Caraustar Industries, Inc. - President and CEO

Yeah, Mark. We have zero hedges in place now and at these rates we’re unwilling to put any in place in the very near future.

Mark Wilde - Deutsche Bank - Analyst

Okay so there would be no real change in that then?

Mike Keough - Caraustar Industries, Inc. - President and CEO

That’s correct.

Mark Wilde - Deutsche Bank - Analyst

Going from the 4th quarter to the 1st quarter, and Ron just on the coal side I’ve heard that coal prices are creeping up as people redo contracts which I guess are usually multi-year contracts?

Ron Domanico - Caraustar Industries, Inc. - SVP and CFO

Yes.

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Mark Wilde - Deutsche Bank - Analyst

Is there something we ought to be aware of in terms of an impact for you over the next few quarters from that sort of thing.

Ron Domanico - Caraustar Industries, Inc. - SVP and CFO

A year ago, Mark, we were paying about $2.45 per MMBTU for coal. I don’t think that’s the way you look at, but that’s the way I do.

Mark Wilde - Deutsche Bank - Analyst

Okay.

Ron Domanico - Caraustar Industries, Inc. - SVP and CFO

And that rate went up to about $2.80 in the 3rd quarter this year. We had a contract roll off in November of last year and that explains part of the increase. The outlook for Q4 for us on coal is still below $3.00 per MMBTU, but if you’re talking $2.80 versus $2.45 that’s an increase of some 14% in a year. It could creep up and maybe because they can, they will raise prices but still in the energy mix scheme there’s dramatic –

Mark Wilde - Deutsche Bank - Analyst

I’d rather have that then gas.

Ron Domanico - Caraustar Industries, Inc. - SVP and CFO

Absolutely.

Mark Wilde - Deutsche Bank - Analyst

Okay. And then, one other energy question just coming back to something Rich Schneider brought up. Isn’t most of your wallboard produced at that—the Cumberland mill about 80% of it, which is tied to a TBA facility? Have I got that right, so would that actually move with natural gas prices or do you have some kind of a contractual arrangement there at Cumberland?

Ron Domanico - Caraustar Industries, Inc. - SVP and CFO

The dryer for the wallboard there uses natural gas. Even though it’s right next to a coal fired system.

Mark Wilde - Deutsche Bank - Analyst

Yes.

Ron Domanico - Caraustar Industries, Inc. - SVP and CFO

All you get out of that would be electricity or steam.

Mark Wilde - Deutsche Bank - Analyst

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Yes.

Ron Domanico - Caraustar Industries, Inc. - SVP and CFO

And you can’t use steam to dry wallboard and electricity is still more expensive then natural gas at the facility.

Mark Wilde - Deutsche Bank - Analyst

Okay. All right. That’s – I was thinking that maybe you used the steam from the power plant to dry the wallboard. Okay. And then finally, from a bigger picture sense, first on that $20 million cost cutting program, just realistically, we’re in businesses where real prices decline over time so I would think a portion that’s $20 million is basically, kind of just giving back to the customer because it’s what you guys have to do stay competitive. Can you give us kind of your thoughts on that issue? What do you have to do to tread water and what can you really hold to?

Ron Domanico - Caraustar Industries, Inc. - SVP and CFO

I think that that’s a very astute observation. I think the challenging – the challenge we are faced with, if you take a look at the segments that we compete in there has been a price compression piece that we’ve had to deal with. So part of this is keeping that in mind. We do believe even with price, we do believe even with annual increases, we do believe with healthcare costs, the approach we’re taking is we want to target that $20 million financial improvement and if we have an operation out there that is cash flow negative, if we can turn it around or if we do something with it, that is one way of picking up improvement. SG&A reductions, Ron talked about earlier in terms of where we are compared to industry, we are in the middle of —where we centralized our back office and we’ve embarked upon an upgrade on our systems, which complicates things but as a team we said we’re going to have to and we will take cost out. We’ve done this in virtually every segment of our business. We’re going to run comparable volume if not more through pure routes. When we made the acquisition of the surface stone tube and core business, which we look at every day and we feel very good about. There was mill location forty miles up the road from where we sit, that made right at a $1 million that year, and we felt by shutting it down we’ve made $2 million. They were just too close, they were under capitalized, ultimately we were going to have put money in the operation, they were competing with sister mills on the fiber side, Chattanooga to north, the Oscal complex to the south. We’re just going to make those kinds of decisions and if we do that we believe that there’s a $20 million bill at the end of those activities.

Mark Wilde - Deutsche Bank - Analyst

Okay. And then the last thing I wanted to talk about is just the – what you mentioned in terms of looking at all alternatives around the company, you said that everything’s on the table and Ron at one point this morning also said something about you were disadvantages by your size on that SG&A issue. And I wondered if you could just expand on those things a little more.

Mike Keough - Caraustar Industries, Inc. - President and CEO

Well one thing—we’ll ham and egg this; I’ll start it off. We are disadvantaged on size if you look at it on one side of the coin, just based on—take energy. If we had more tons, our energy costs on a per ton basis, we would look a little different. But I like our size I see advantages with our size. If you take a look at our approach on the folded carton side there are much bigger companies with a lot more scope with a bigger footprint, but they’re playing day to day with some real heavy weights, big branding companies and I personally like the size we have in our folded carton group which is performing well. And I think sometimes not being the biggest gives you some flexibility and some capability. Now Ron were you going to —.

Ron Domanico - Caraustar Industries, Inc. - SVP and CFO

Yes Mark. I was referring more to the SG&A side. I mean whether you’re a $1 billion company or $10 billion company you probably only have one CFO and the price differential isn’t ten fold. And so we need to deal with that. But there are companies our size that are leaner then we are on the SG&A side. We’re doing bench marking; we’re looking at that. This new ERP system we’re putting in in a very economical matter, will enable us to reduce duplicate entries, manual labor, be able to take out some expenses there. But we’re turning over every rock to not use scales and excuse to get down to that industry main.

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Mark Wilde - Deutsche Bank - Analyst

Okay. All right. And then finally, Mike, can you just give us some sense of what you think kind of the operating rate might be if we think about it in those terms, in both the tube and core business and carton business, not just for Caraustar but across the industry? Cause a lot of –

Mike Keough - Caraustar Industries, Inc. - President and CEO

Yes, I think historically there’s always more capacity in a converting assets.

Mark Wilde - Deutsche Bank - Analyst

Yeah, I agree.

Mike Keough - Caraustar Industries, Inc. - President and CEO

There is clearly at the mill site. And that – I would tell you that is there in spades in the tube and core business. I think historically you’ve had operations, you find very few that are running around the clock. I think you can make a good return running a two-shift operation and we probably sell some folks in the independent market that might run a one shift but they have some uniqueness, they’re in a marketplace where they provide quick deliveries and quick turn over. So I would just be shooting from the hip but I would say on balance in our system there’s open converting capacity. And one thing you can get to quickly, if you have open converting capacity, why don’t you consolidate and why don’t you shut down. And that’s something we’ve done, something we will continue to evaluate. With tubes and cores is – you have to be a little bit careful because it is a very freight intensive business, it’s a close in business so you can’t say combine a location in Mobile, Alabama with a location in Virginia.

Mark Wilde - Deutsche Bank - Analyst

Okay. Thanks guys.

Operator

Thank you. Next we will go to the site of David Frey from Stanfield Capital.

David Frey - Standfield Capital - Analyst

I was wondering if you could give me some sense of what—and I know it’s hard given mix and everything, but how what the average yearly sequential or year over year or both change in folding carton average price would be?

Mike Keough - Caraustar Industries, Inc. - President and CEO

I don’t have that data in front of me but I would tell you that a couple of things go into the mix. If you’re moving away from higher priced sub straights, meaning —and we’re in the coated recycle board business, if we’re converting a customer from SBS or a customer from CUK, that can impact price, so you’ve got to factor that in. But the last time I looked at it, Ron, you might have some numbers; our sales price in that segment has been edging up. I don’t have the exact number, we can get back to you, but my last couple of data points it’s been moving forward. Offset again by the challenge of any opportunity of running more CRB.

Ron Domanico - Caraustar Industries, Inc. - SVP and CFO

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And David, this is a fairly tough question because the mix of products is so dramatic, I think we’re averaging about $1,800 a ton for our folding carton business but in that range it probably goes from 800 to 6,000 and I ‘d say the minor mix change can have a huge impact on average price and that really doesn’t give you the story of whether prices are going up or down.

David Frey - Standfield Capital - Analyst

Right. I guess I’m just looking for an apples to apples kind of comparison.

Mike Keough - Caraustar Industries, Inc. - President and CEO

We’ll do some number crunching and what we’ll do is in our segment data we’ll look at the revenue and we’ll look at the tons and I think that’s about all we can do on a public basis otherwise we’ll have to come out with an 8K on more specific information.

David Frey - Standfield Capital - Analyst

Okay. And then like on the tube and core average increase and the mill average increase, are those due to mix or is it kind of more of an apples to apples increase?

Mike Keough - Caraustar Industries, Inc. - President and CEO

Well I think there’s always mix. You’re talking about looking at the supplemental data?

David Frey - Standfield Capital - Analyst

Yes.

Mike Keough - Caraustar Industries, Inc. - President and CEO

I think it is apples to apples if you— from a mill standpoint, we have a number of machines, but that’s—that’s a real number.

David Frey - Standfield Capital - Analyst

I guess what I’m trying to understand is just to step back looking at the —your price increase attempts I guess around April/May time frame, I know the CRB didn’t work, I thought in the 2nd quarter the URB increase would still be determined whether that went through and I’m just trying to – see how much of that went through and then secondly then following that through to the Euro converted products, how much of prior increases have made it through to the end product, I guess is where I’m going with this.

Mike Keough - Caraustar Industries, Inc. - President and CEO

Well let me see if I can do a piece of that. If you go back in time when we announced the 35 for coated and the 35 for uncoated, there was very little support, especially on the coated side, and I would tell you that it just didn’t happen. With that said, here is where it gets pretty interesting, if you were to take a look at our average selling price for coated, I would tell you that our average selling price for coated can move up for a couple of things. It could come up because maybe we took a tough stand with a low price customer, maybe we were willing to give up a business and we lost a segment and with that you’re – how the map works, you’re sales price moves up. If we’re not selling some trim into the open market at deeply discounted priced because we were running into it that can have in impact on price. But the bottom line was the announcement we had in the spring; we really didn’t get anything of substance on the coated side. We did pick marginally, you remembered correctly, some pricing on the uncoated side. Now you can pick it up and you can lose some business, and then you can have that price increase for a couple of months and it can be chipped away. I’m not sure if we have a number that we categorically point to that came out of it because you do have mix moving around. But we did pick up some from that spring price increase.

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David Frey - Standfield Capital - Analyst

But it’s not that meaningful to your results if you’re not then also passing it through to the folding carton and to the tube and core side.

Mike Keough - Caraustar Industries, Inc. - President and CEO

Correct. It doesn’t work. It will never work unless you pass it through and you get it through your system.

David Frey - Standfield Capital - Analyst

Right. So it sounds like even what you got there, maybe a little bit made it through to the tube and core but then probably not on the folding carton side, is that fair?

Mike Keough - Caraustar Industries, Inc. - President and CEO

I think that’s fair.

David Frey - Standfield Capital - Analyst

Okay.

Mike Keough - Caraustar Industries, Inc. - President and CEO

And if you think about it, if you step back and think about, if there really wasn’t a – we announced – we do this independently, if the industry doesn’t go and we have no support, for us to think that we could raise prices on the coated side and the mill system and then transfer it too our folding carton system and say go get it. It just didn’t happen, so you’re correct.

David Frey - Standfield Capital - Analyst

Are you feeling better, I guess with the pressures that everybody’s facing on energy and freight and all that, that this next round will eventually make it through the converted product?

Mike Keough - Caraustar Industries, Inc. - President and CEO

Just based on the announcements and if you grid it out and you put the companies out there on the coated side and on the uncoated side, everybody is out. And they’re faced with, and I got to believe on the calls, they’re getting these tough questions on energy – what’s happening on the fuel side and they’re faced with the same challenges we are. Unless there’s someone out there that two years ago, Forward bought every BTU to run their mill group, I don’t think that’s the case. So, I feel much better and also I think I pointed out earlier that our mill operating rates and the industry, more importantly are in a zone where I think people tend to have a more – a sense that it can happen. If you get north of 92% — I mean people feel that you have a real good chance on the price recovery side so we do feel pretty good.

David Frey - Standfield Capital - Analyst

Thanks a lot. Good luck guys.

Operator

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Next we will go to the site of Jeff Harlib from Lehman Brothers. Go ahead please.

Jeff Harlib - Lehman Brothers - Analyst

Most of my questions are answered. Just in terms of Q4 volume, last year you had a very strong Q3, it fell off part seasonally and I guess part because of the strong Q3. How are you looking at volumes year over year in Q4, you think you can be flat year over year or a little weaker, or—?

Bill Nix - Caraustar Industries, Inc. - VP, Treasurer, and Comptroller

Jeff, it’s Bill. I think Q4 volumes will be probably a little bit less then last year just the economy seems to be slower overall. Having said that it’s always seasonally slow the last half of December but usually ends up being about half a month.

Jeff Harlib - Lehman Brothers - Analyst

Okay. And in your discussion on potential capacity reduction, etc. are you also looking at your JV ownership and potentially accelerating a potential transaction they’re with your JV ownership with Temple.

Ron Domanico - Caraustar Industries, Inc. - SVP and CFO

Jeff, as I mentioned earlier, we are – our top priority is delivering the balance sheet and we have been thwarting by market developments with the shelf as we said before, we’re not going to disadvantage any of our stake holders by going to the market to benefit the other stake holders, so we’ve been on hold with the shelf and we’ll continue to be until market conditions allow us to execute. And so we are looking at our other opportunities to de-lever including evaluating the joint ventures and other parts of our businesses that are part of this comprehensive strategic plan that Mike discussed earlier.

Mike Keough - Caraustar Industries, Inc. - President and CEO

Cameron, we’re getting close to the time. If you have one more call, maybe we’ll take one more call, if not we will call it a morning.

Operator

I do have a question from the site of Brandon [Hole] from Deutsche Bank. Go ahead please.

Brandon Hole - Deutsche Bank - Analyst

All of my questions have been answered except for the pension contribution of $13.5 million in the quarter, is that something that’s going recur in ‘06 and how should we be looking at that for the cash flows as far as next year is concerned?

Mike Keough - Caraustar Industries, Inc. - President and CEO

No Brandon, the pension contribution gets us to an 80% funded threshold which will eliminate any contributions for ‘06 and it actually reduces cumulative contributions in periods after that.

Brandon Hole - Deutsche Bank - Analyst

Okay. Very good. That’s all I have. Thank you.

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Mike Keough - Caraustar Industries, Inc. - President and CEO

Cameron, we’re going to wrap it up–

Operator

Yes sir, we do have one last follow up question from Mark Wilde from Deutsche Bank. Go ahead sir.

Mark Wilde - Deutsche Bank - Analyst

Mike, this may not be an issue at all, but I’ve been noticing that Pulp and Paper Week has been warning that a lot of the boxboard price series are going to get reset here – adjusted in the 4th quarter. Is that likely to have any impact on you or on any business that you do?

Mike Keough - Caraustar Industries, Inc. - President and CEO

Well at a minimum it’s going to offer some great conversations.

Mark Wilde - Deutsche Bank - Analyst

Okay. All right.

Mike Keough - Caraustar Industries, Inc. - President and CEO

Anytime they recalibrate, I would be really out of line if I said that it’s not going have any implications. But if they take that number up or down or recalibrate or put a star and asterisk whatever, at a minimum you’re going to have very astute buyers coming back wanting to talk about so it’ll be interesting to see.

Mark Wilde - Deutsche Bank - Analyst

Okay. Well we’ll wait and see then.

Mike Keough - Caraustar Industries, Inc. - President and CEO

Sure.

Mike Keough - Caraustar Industries, Inc. - President and CEO

Cameron, why don’t we wrap it up. If you could do that please.

Operator

Yes sir. Well there are no more questions in queue.

Bill Nix - Caraustar Industries, Inc. - VP, Treasurer, and Comptroller

Okay well great. We appreciate the participation and the interest in Caraustar and we look forward to talking to you next quarter. Thank you very much.

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESIS.

Operator

Thank you for participating in today’s teleconference. You may disconnect.

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESIS.

Note Regarding Non-GAAP Financial Measures

This presentation includes the following financial measures: “Net Income and EPS Reconciliation,” “EBITDA Reconciliation”, and “Joint Venture EBITDA Reconciliation”. These items were discussed on the Company’s conference call held October 28, 2005 regarding its financial results for the three months ended September 30, 2005. These items are not financial measures under generally accepted accounting principles in the United States. Because these items are not GAAP financial measures, other companies may present similarly titled items determined with differing adjustments. Accordingly, these measures as presented herein should not be used to evaluate the Company’s performance by comparison to any similarly titled measures presented by other companies. The Company has included these non-GAAP financial measures because it uses these measures, and believes these measures are useful, in evaluating the Company’s cash position and its ability to generate cash. The following tables include a reconciliation of these non-GAAP financial measures with the most comparable GAAP measurement. Investors are strongly urged to review these reconciliations. In addition, the exclusion of certain adjustment items in the calculation of these non-GAAP measures does not imply that such items are non-recurring, infrequent or unusual. The Company has experienced such items in prior periods, and may experience similar items in future periods.

Caraustar Industries, Inc.

Net Income and EPS Reconciliation

(in thousands, except E.P.S.)

	Three Months Ended September 30, 2005	Three Months Ended September 30, 2005
GAAP Net Income and EPS	$45	$0.00
Discussed Adjusting Items:
Restructuring and Impairment, net of taxes	$(352)	$(0.01)
Retirement Benefits, net of taxes	$373	$0.01
Non-restructuring cost related to closed facilities, net of taxes	$311	$0.01

Adjusted EPS (Non-GAAP)		$0.01

	Three Months Ended September 30, 2004	Three Months Ended September 30, 2004
GAAP Net Loss and EPS	$(596)	$(0.02)
Discussed Adjusting Items:
Accelerated depreciation and Hurricane damage	$1,149	$0.04
Restructuring and Impairment, net of taxes	$3,182	$0.11
Sarbanes-Oxley expenses	$528	$0.02

Adjusted EPS (Non-GAAP)		$0.15

Caraustar Industries, Inc.

Reconcillation of GAAP Income (Loss) to EBITDA

(in thousands)

	Three Months Ended September 30, 2005	Three Months Ended June 30, 2005	Three Months Ended March 31, 2005	Three Months Ended December 31, 2004
Net Income (Loss) GAAP	$45	$114	$454	$1,647

Plus: Tax Provision	$118	$3,519	$413	$454

Plus: Interest Expense	$10,466	$10,425	$10,677	$10,563

Plus: Depreciation and Amortization	$7,360	$7,655	$6,930	$7,531

Less: Income from Unconsolidated Affiliates	$(9,615)	$(9,560)	$(8,356)	$(8,441)
Plus: Distributions from Unconsolidated Affiliates	$12,500	$12,500	$4,000	$8,750

Less Gain on Sale of Real Estate				$(10,323)

Plus: Non-Cash Restructuring and Impairment	$(422)	$68	$181	$10,112

EBITDA (Non-GAAP)	$20,452	$24,721	$14,299	$20,293

	Three Months Ended September 30, 2004	Three Months Ended June 30, 2004	Three Months Ended March 31, 2004	Three Months Ended December 31, 2003
Net (Loss) Income GAAP	$(596)	$1,743	$(6,773)	$(8,925)

Plus: Tax Provision (Benefit)	$(79)	$1,285	$(3,352)	$(5,045)

Plus: Interest Expense	$10,336	$10,557	$10,704	$11,073

Plus: Depreciation and Amortization	$8,293	$7,014	$7,251	$8,861

Less: Income from Unconsolidated Affiliates	$(7,746)	$(6,382)	$(2,682)	$(3,673)
Plus: Distributions from Unconsolidated Affiliates	$6,500	$2,500	$2,500	$2,500

Less Gain on Sale of Real Estate	$0	$0	$0	$0

Plus: Non-Cash Restructuring and Impairment	$932	$730	$1,305	$5,707

EBITDA (Non-GAAP)	$17,798	$17,447	$8,953	$10,498

Caraustar Industries, Inc.

Reconciliation of Joint Venture's GAAP Income to EBITDA

(in thousands)

Standard Gypsum
Three Months Ended
September 30, 2005
Net Income GAAP	$16,751
Plus: Depreciation and Amortization	$959

EBITDA (Non-GAAP)	$17,710

Caraustar's 50% interest of EBITDA (Non-GAAP)	$8,855

Premier Boxboard
Three Months Ended
September 30, 2005
Net Income GAAP	$5,125
Plus: Depreciation and Amortization	$2,021

EBITDA (Non-GAAP)	$7,146

Caraustar's 50% interest of EBITDA (Non-GAAP)	$3,573